As filed with the Securities and Exchange Commission on February 5, 2007
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HARRIS STRATEX NETWORKS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-5961564 (I.R.S. Employer Identification Number)
Research Triangle Park, 637 Davis Drive, Morrisville, North Carolina 27560
(Address of Principal Executive Offices)

Harris Stratex Networks, Inc. 2007 Stock Equity Plan
Stratex Networks, Inc. 2002 Stock Incentive Plan
Stratex Networks, Inc. 1999 Stock Incentive Plan
Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1998 Non-Officer Employee Stock Option Plan
Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1996 Non-Officer Employee Stock Option Plan
Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1994 Stock Incentive Plan
Stratex Networks, Inc. 1990 Innova Stock Option Plan
(Full Title of the Plan)

Guy M. Campbell
Chief Executive Officer
Harris Stratex Networks, Inc.
Research Triangle Park
637 Davis Drive
Morrisville, North Carolina 27560
(Name and Address of Agent for Service)

(919) 717-3250
(Telephone Number, Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum Offering	Proposed	Amount of
	Amount to be	Price Per	Maximum Aggregate	Registration
Title of Securities to be Registered	Registered (1)	Share (2)	Offering Price (2)	Fee (2)
Class A Common Stock, par value $0.01 per share, issuable under Harris Stratex Networks, Inc. 2007 Stock Equity Plan	5,000,000	$20.01	$100,050,000.00	$10,705.35
Class A Common Stock, par value $0.01 per share, issuable upon exercise of options granted under Stratex Networks, Inc. 2002 Stock Incentive Plan	1,448,559	$20.01	$28,985,665.59	$3,101.47
Class A Common Stock, par value $0.01 per share, issuable upon exercise of options granted under Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1999 Stock Incentive Plan	1,220,156	$20.01	$24,415,321.56	$2,612.44
Class A Common Stock, par value $0.01 per share, issuable upon exercise of options granted under Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1998 Stock Option Plan	41,571	$20.01	$831,835.71	$89.01
Class A Common Stock, par value $0.01 per share, issuable upon exercise of options granted under Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1996 Non-Officer Employee Stock Option Plan	88,770	$20.01	$1,776,287.70	$190.06
Class A Common Stock, par value $0.01 per share, issuable upon exercise of options granted under Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1994 Stock Incentive Plan	561,090	$20.01	$11,227,410.90	$1,201.33
Class A Common Stock, par value $0.01 per share, issuable upon exercise of options granted under Stratex Networks, Inc. 1990 Innova Stock Option Plan	550	$20.01	$11,005.50	$1.18

(1)	This Registration Statement registers a total of 8,360,696 shares of Registrant’s Class A Common Stock, par value $0.01 per share, issuable pursuant to options and awards granted or to be granted under the equity plans identified above (the “Plans”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), also registered hereunder are such additional shares of Registrant's Class A Common Stock, par value $0.01 per share, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plans.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based upon the average of the high and low prices of a share of Registrant’s Class A Common Stock, par value $0.01 per share, as reported on the NASDAQ Global Market on January 30, 2007 ($20.01).

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EXHIBIT 4.3
EXHIBIT 4.4
EXHIBIT 4.5
EXHIBIT 4.6
EXHIBIT 4.7
EXHIBIT 4.8
EXHIBIT 4.9
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 23.2

EXPLANATORY NOTE
     In connection with an Amended and Restated Formation, Contribution and Merger Agreement, dated as of December 18, 2006 (the “Agreement”), among Registrant, Harris Corporation, Stratex Merger Corp., and Stratex Networks, Inc. (“Stratex”), as amended on January 26, 2007, Registrant’s wholly owned subsidiary, Stratex Merger Corp., merged with and into Stratex on January 26, 2007 (the “Merger”) with Stratex as the surviving corporation and renamed as Harris Stratex Networks Operating Corporation, and Harris simultaneously contributed its Microwave Communications Division (“MCD”) and $32.1 million in cash to Registrant. Pursuant to the terms and conditions of the Agreement, upon the Merger:
•	each outstanding option to purchase shares of Stratex Common Stock under each of the Stratex Networks, Inc. 1990 Innova Stock Option Plan, the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1994 Stock Incentive Plan, the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1996 Non-Officer Employee Stock Option Plan, the Stratex Networks, Inc. (formerly known as Digital Microwave Corporation) 1998 Non-Officer Employee Stock Option Plan, the Stratex Networks, Inc. 1999 Stock Incentive Plan and the Stratex Networks, Inc. 2002 Stock Incentive Plan (collectively, the “Prior Plans”), whether vested or unvested, was converted into an option to acquire that number of shares of Registrant’s Class A Common Stock equal to one-fourth of the number of shares of Stratex Common Stock issuable upon exercise of the option immediately prior to such conversion at an exercise price per share equal to four times the exercise price per share of Stratex Common Stock immediately prior to such conversion and

•	each right of any kind, contingent or accrued, to acquire or receive shares of Stratex Common Stock or benefits measured by the value of shares of Stratex Common Stock, and each award of any kind consisting of shares of Stratex Common Stock under any of the Prior Plans (other than options to purchase Stratex Common Stock), was converted into the right to acquire, or the right to receive benefits measured by the value of, that number of shares of Registrant’s Class A Common Stock equal to one-fourth of the number of shares of Stratex Common Stock underlying such award (rounded down to the nearest whole number) immediately prior to such conversion, and if such award determined such rights by reference to the extent the value of the shares of Stratex Common Stock exceed a specified reference price, at a reference price per share of Registrant’s Class A Common Stock (rounded up to the nearest whole cent) equal to four times the reference price per share of Stratex Common Stock.
     Options are subject to rounding to comply with certain legal requirements. Except as provided above, following the effective time of the Merger, each option and other award to purchase shares of Registrant’s Class A Common Stock converted as described above will be governed by the same terms and conditions of the Prior Plans as were applicable to the option or other award immediately prior to the effective time of the Merger.
     The Registrant is registering 3,360,696 shares of Registrant’s Class A Common Stock issuable upon the exercise of options granted under the Prior Plans that were previously registered in registration statements filed with the Securities and Exchange Commission by Stratex.
     On December 28, 2006, the Board of Directors of Registrant adopted, and the sole stockholder of Registrant approved, the Harris Stratex Networks, Inc. 2007 Stock Equity Plan. This Registration Statement also registers 5,000,000 shares of Registrant’s Class A Common Stock issuable upon the exercise of options or other awards granted under such plan.
PART I
     All information required by Part I to be contained in the prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission by the Company, pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(1)	Registrant’s prospectus filed with the Securities and Exchange Commission on January 8, 2007 pursuant to Rule 424(b) promulgated under the Securities Act (Registration No. 333-137980), in which there is set forth the audited financial statements for MCD’s fiscal year ended June 30, 2006 and the unaudited financial statements of MCD for the three months ended September 29, 2006.

(2)	Registrant’s Registration Statement on Form S-1 (Registration No. 333-140193), which was filed with the Securities and Exchange Commission on January 24, 2007, in which there are set forth the (i) consolidated balance sheets of Stratex as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2006, as well as the Report of Independent Registered Public Accounting Firm, Deloitte & Touche LLP, with respect to such financial statements, and (ii) the interim financial information for the three and six months ended September 30, 2006 and 2005.

(3)	All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since Registrant’s fiscal year-ended June 30, 2006, which is covered by the prospectus identified in (1) above.

(4)	The description of Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-33278), filed with the Securities and Exchange Commission on January 26, 2007 pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also incorporated or is deemed to be incorporated by reference herein modifies or supercedes such earlier statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The legality of the shares of Common Stock being registered pursuant to this Registration Statement will be passed upon for the Registrant by Bingham McCutchen LLP.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.
     A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
     The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, a director or officer of the registrant against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by those persons in connection with any action, suit or proceeding in which they were, are, or threatened to be involved by virtue of their service as a director or officer of the registrant or their service at the request of the Registrant as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise. However, with limited exceptions, the Registrant will indemnify such director or officer seeking indemnification in connection with an action, suit or proceeding initiated by such director or officer only if the action, suit or proceeding was authorized by the board of directors of the Registrant. In addition, the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that provide that the registrant will pay, in advance of the disposition of any action, suit or proceeding, any reasonable expenses incurred by such a director or officer subject to such person agreeing to repay any such amounts if it is judicially determined that such person is not entitled to be indemnified for such expenses. The indemnification provided by the Amended and Restated Bylaws are not exclusive of any other rights such persons may have under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
     The Registrant maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.
     The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law, the full text of the Amended and Restated Certificate of Incorporation of the Registrant, which was filed with the Securities and Exchange Commission as Exhibit 3.1 to the Form 8-A (File No. 001-33278) on January 26, 2007, and the full text of the Amended and Restated Bylaws of the Registrant, which was filed with the Securities and Exchange Commission as Exhibit 3.2 to the Form 8-A (File No. 001-33278) on January 26, 2007, each of which is incorporated by reference.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of or incorporated by reference into this Registration Statement:
4.1	Amended and Restated Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 to the Form 8-A (File No. 001-33278) filed on January 26, 2007.

4.2	Amended and Restated Bylaws of the Registrant. Incorporated by reference to Exhibit 3.2 to the Form 8-A (File No. 001-33278) filed on January 26, 2007.

4.3	Stratex Networks, Inc. 1990 Innova Stock Option Plan.

4.4	Stratex Networks, Inc. (formerly Digital Microwave Corporation) 1994 Stock Incentive Plan.

4.5	Stratex Networks, Inc. (formerly Digital Microwave Corporation) 1996 Non-Officer Employee Stock Option Plan.

4.6	Stratex Networks, Inc. (formerly Digital Microwave Corporation) 1998 Non-Officer Employee Stock Option Plan.

4.7	Stratex Networks, Inc. 1999 Stock Incentive Plan.

4.8	Stratex Networks, Inc. 2002 Stock Incentive Plan.

4.9	Harris Stratex Networks, Inc. 2007 Stock Equity Plan

5.1	Opinion of Bingham McCutchen LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Bingham McCutchen LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature pages to this Registration Statement).
Item 9. Undertakings
The Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Morrisville, the State of North Carolina, on January 31, 2007.

Harris Stratex Networks, Inc.
By:	/s/ Guy Campbell
	Name:	Guy Campbell
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Meena Elliott and Juan Otero with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together, shall constitute one instrument.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guy Campbell Guy Campbell	President, Chief Executive Officer and Director (Principal Executive Officer)	January 31 2007

/s/ Sarah A. Dudash Sarah A. Dudash	Chief Financial Officer (Principal Financial Officer)	January 31 2007

/s/ Robert W. Kamenski Robert W. Kamenski	Corporate Controller (Principal Accounting Officer)	January 31 2007

/s/ Eric C. Evans Eric C. Evans	Director	January 31 2007

/s/ William A. Hasler William A. Hasler	Director	January 31 2007

/s/ Clifford H. Higgerson Clifford H. Higgerson	Director	January 31 2007

/s/ Charles D. Kissner Charles D. Kissner	Director	January 31 2007

/s/ Howard L. Lance Howard L. Lance	Director	January 31 2007

/s/ Mohsen Sohi Mohsen Sohi	Director	January 31 2007

/s/ James C. Stoffel James C. Stoffel	Director	January 31 2007

/s/ Edward F. Thompson Edward F. Thompson	Director	January 31 2007

EXHIBIT INDEX
4.1	Amended and Restated Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 to the Form 8-A (File No. 001-33278) filed on January 26, 2007.

4.2	Amended and Restated Bylaws of the Registrant. Incorporated by reference to Exhibit 3.2 to the Form 8-A (File No. 001-33278) filed on January 26, 2007.

4.3	Stratex Networks, Inc. 1990 Innova Stock Option Plan.

4.4	Stratex Networks, Inc. (formerly Digital Microwave Corporation) 1994 Stock Incentive Plan.

4.5	Stratex Networks, Inc. (formerly Digital Microwave Corporation) 1996 Non-Officer Employee Stock Option Plan.

4.6	Stratex Networks, Inc. (formerly Digital Microwave Corporation) 1998 Non-Officer Employee Stock Option Plan.

4.7	Stratex Networks, Inc. 1999 Stock Incentive Plan.

4.8	Stratex Networks, Inc. 2002 Stock Incentive Plan.

4.9	Harris Stratex Networks, Inc. 2007 Stock Equity Plan

5.1	Opinion of Bingham McCutchen LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Bingham McCutchen LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature pages to this Registration Statement).